Confidentiality Agreement

Date:    17th January, 2008

Parties:

1.
Willis Group Limited ('Willis') a company organised and validly existing under the laws of England and Wales, registration number 00621757, with its registered office situated at Ten Trinity Square, London EC3P 3AX; and

2.    Tim Wright ('TW') of 5 Nassington Road, Hampstead, London NW3 2TX

Agreement:

1.	Definitions

1.1	For the purposes of this Agreement, the following words shall have the following meanings:

(a)
'Confidential Information' shall mean (i) any information whether of a technical, commercial or other nature whatsoever provided directly or indirectly by any Willis Group company from time to time to TW or by any Willis agent, investment analyst, lender, rating agency to TW whether such information is provided orally or in documentary or other tangible form or by demonstration and whether such information is provided before, on or after the date of this Agreement including, without limitation, financial statements, business plans, technical and operational information together with all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents containing or based on any such provided information relating to Willis or any Willis Group company, information relating to staff, management and clients of Willis or any Willis Group company and the fact that discussions are taking place involving TW and Willis;

(b)	'Willis Group' shall mean the subsidiaries and holding companies of Willis from time to time (as such terms are defined in section 736 of the Companies Act 1985).

2.	Confidentiality Obligations

2.1	In consideration of Willis providing Confidential Information, at its discretion, to TW, TW shall at all times:

(a)	keep the Confidential Information secret and confidential;

(b)	neither disclose nor permit the disclosure of any Confidential Information to any person, except to a court or other public body in accordance with clause 3;

(c)	not use the Confidential Information for any purpose, whether commercial or non-commercial, other than as directed by Willis;

(d)	inform Willis immediately on becoming aware that an authorised person has or suspecting that an unauthorised person has become aware of any Confidential Information; and

(e)	ensure that no person gets access to Confidential Information from TW.

3.	Disclosure to Court

3.1
To the extent that TW is required to disclose Confidential Information by order of a court or other public body that has jurisdiction over TW, he may do so. Before making such a disclosure TW shall, unless expressly prohibited from doing so by a court or other public body that has jurisdiction:

(a)	inform Willis of the proposed disclosure as soon as possible (and if possible before the court or other public body orders the disclosure of the Confidential Information);

(b)	ask the court or other public body to treat the Confidential Information as confidential; and

(c)	permit Willis to make representations to the court or other public body in respect of the disclosure and/or confidential treatment of the Confidential Information.

4.	Exceptions to Confidentiality Obligations

4.1	TW's obligations under clause 2.1 shall not apply to Confidential Information that:

(a)	is or becomes publicly known, other than as a result of breach of the terms of this Agreement by TW or by anyone to whom TW discloses it;

(b) TW obtains from a third-party, and the third-party was not under any obligation of confidentiality with respect to the Confidential Information.

5.	Return of Information and Surviving Obligations

5.1	Subject to clause 5.2, TW shall immediately at Willis's request:

(a)	return to Willis all documents and other materials that contain any of the Confidential Information, including all copies made by or on behalf of TW;

(b)	permanently delete all electronic copies of Confidential Information from TW' s computer or other electronic storage medium owned or used by him; and

(c)	provide Willis with written confirmation that he does not hold or have access to any Confidential Information.

5.2
Following the return of Confidential Information to Willis ('Return Date'), (i) TW shall make no further use of the Confidential Information, and (ii) TW's obligations under this Agreement shall otherwise continue in force, in respect of Confidential Information disclosed prior to the Return Date, in each case for a period of three (3) years from the date of this Agreement.

6.	Restrictions on TW

6.1	TW shall not, and shall procure that no company with which TW is associated or employed from time to time (other than a Willis Group company), use any Confidential Information in order to:

(a)
employ or offer to employ, or enter into a contract for the services of, any individual who is an employee of any Willis Group company or entice, solicit or procure any such person to leave the employment of Willis or any Willis Group company (or attempt to do so) whether or not that person would commit any breach of contract in leaving such employment; or

(b)	procure or facilitate the making of any such offer or attempt by any other person.·

6.2
TW shall not, and shall procure that no company with which TW is associated or employed from time to time (other than a Willis Group company), use any Confidential Information in order to deal with or seek the custom of any person who is or was a client or customer of Willis or any Willis Group company.

6.3
The undertakings in this clause 6 apply to actions carried out by TWin any capacity and whether directly or indirectly, on its own behalf, on behalf of any other person or jointly with any other person.

6.4	Each of the covenants in this clause 6 are considered fair and reasonable by the parties.

7.	Indemnity

7.1
TW shall (in addition to, and without affecting, any other rights or remedies Willis may have whether under statute, common law or otherwise) indemnify, and keep indemnified, Willis, each Willis Group company, and their respective officers, employees, advisers or agents (each an 'Indemnified Person') from and against all actions, claims, demands, liabilities, damages, losses, costs, charges and expenses (including, without limitation, consequential losses, loss of profit and loss of reputation and all interest, penalties and legal and other professional costs and expenses) that an Indemnified Person may suffer or incur in connection with, or arising (directly or indirectly) from, any breach or non-performance by TW, or any person to whom he has disclosed or given access to any part of the Confidential Information or any copies, of any of the provisions of this Agreement.

8.	General

8.1	TW acknowledges and agrees that all property, including intellectual property, in Confidential Information disclosed to him by Willis shall remain with and be vested in Willis.

8.2	This Agreement does not include, expressly or by implication, any representations, warranties or other obligations:

(a)	to grant TW any licence or rights other than as may be expressly stated in this Agreement; or

(b)	to require Willis to disclose, continue disclosing or update any Confidential Information.

8.3
The validity, construction and performance of this Agreement shall be governed by English law and shall be subject to the exclusive jurisdiction of the courts of England and Wales, to which the parties to this Agreement submit.

Agreed by the parties through their authorised signatories or by their personal signature (as appropriate):
For and on behalf of
Willis Group Limited                Tim Wright
Signed:    /s/ G.T. Millwater            /s/ T.D. Wright
Name:     G.T. Millwater
Title:    COO
Date:     21/01/08